                                                                   Exhibit 10.10


                         AMENDED AND RESTATED AGREEMENT
                         ------------------------------


       Amended and Restated Agreement made as of this 23/rd/ day of June, 1997, between Workgroup Technology Corporation (the "Company") and James Carney ("Mr. Carney").

       WHEREAS, The parties hereto are parties to a certain agreement dated February 28, 1997, which is hereby amended and restated in its entirety;

       WHEREAS, Mr. Carney is currently an employee of the Company in the position of Chief Executive Officer;

       WHEREAS, in the event the Company hires a new Chief Executive Officer, the Company desires to retain the services of Mr. Carney through a Transition Period (as defined below);

       WHEREAS, Mr. Carney desires to provide such transition services in the position of Chairman of the Board; and

       WHEREAS, the parties hereto wish to memorialize terms relating to:
(i) Mr. Carney's severance benefits; and (ii) certain obligations of Mr. Carney.

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations herein contained, and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties agree as follows:

       1.   Transition Period.  In exchange for the severance benefits set
            -----------------
forth in Section 2 below, Mr. Carney hereby agrees to remain an employee of the Company for a period of six (6) months, commencing on the date the Company hires a new Chief Executive Officer (the "Transition Period").

       2.   Severance.  In exchange for Mr. Carney's continued service during
            ---------
the Transition Period, and subject to the conditions set forth in Section 3 below and to the termination and modification conditions set forth in Section 4 below, the Company agrees:

       (a) To provide Mr. Carney with salary continuation for the period of twelve (12) months following the termination of Mr. Carney's employment, at Mr. Carney's then-current base salary rate. Such salary continuation will be paid in accordance with the Company's then-current payroll practices, with the first payment to be made on the first regularly scheduled payday on or immediately following the date Mr. Carney's employment terminates with the Company. Such salary continuation payments shall be subject to applicable federal, state and/or local withholding, payroll and other taxes; and

       (b) To provide Mr. Carney with a pro-rata portion of any applicable quarterly or annual bonus for the quarter or year in which Mr. Carney's employment is terminated, that he would have received if his employment had not been terminated. Such bonus shall be payable in a lump sum payment at such time as the Company makes payments to other participants. Such bonus shall be subject to applicable federal, state and/or local withholding, payroll and other taxes;

       (c) In the event that Mr. Carney elects the continuation of coverage of the Company's health plans under Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the Company agrees to pay COBRA payments equivalent to the contribution it makes to the health insurance payments of other employees, during the twelve (12) month salary continuation period stated in paragraph 2(a) above. Thereafter, the Company will no longer be obligated to pay contributions as above described and health plan coverage shall be continued only to the extent required by COBRA and only to the extent Mr. Carney timely pays the amount required for such continuation of health plan coverage.

       In the event that Mr. Carney accepts any employment during the twelve
(12) month salary continuation period which provides health benefits, the Company's obligations to Mr. Carney to make the COBRA payments provided in this paragraph shall cease upon the acceptance of such alternative employment;

       (d) In the event that Mr. Carney obtains short-term and/or long-term disability insurance, the Company will pay to Mr. Carney during the twelve (12) month salary continuation period, an amount equal to the then-current premiums paid by the Company for such insurance during Mr. Carney's employment.

       In the event that Mr. Carney accepts any employment during the twelve
(12) month salary continuation period which provides short-term and/or long-term disability insurance, the Company's obligations to Mr. Carney to make the payments provided in this paragraph shall cease upon the acceptance of such alternative employment; and

       (e) To amend, on the date Mr. Carney's employment terminates with the Company, the Stock Option Agreements between Mr. Carney and the Company dated October 5, 1995, January 26, 1996 and April 29, 1996 (the "Stock Option Agreements") to modify the vesting schedule set forth therein to provide the vesting of fifty (50) percent of the then-unvested shares of stock subject to the Stock Option Agreements will be accelerated and immediately exercisable. The current vesting schedule for Mr. Carney is attached hereto as Exhibit A. Other than as set forth herein, the Stock Option Agreements will remain in full force and effect in accordance with their terms.

       3.   Conditions To Severance.  The severance benefits set forth in
            -----------------------
Section 2 of this Agreement are payable only if: (i) the Company terminates Mr. Carney's employment without "Cause," as defined below, either during the Transition Period or at any time following the Transition Period; or (ii) Mr. Carney voluntarily terminates his employment after the Transition Period. If Mr. Carney voluntarily terminates his employment prior to or during the Transition Period or the Company terminates Mr. Carney's employment for any reason prior to the Transition Period, or at any time thereafter for "Cause," Mr. Carney shall not receive any of the severance benefits described in Section 2.

       4.   Termination of Agreement.  This Agreement shall be effective as of
            ------------------------
the date first written above and shall continue in full force and effect for a maximum of eighteen (18) months following the termination of the Transition Period, provided however, that after the sixth month following the termination of the Transition Period, the severance benefits described in Section 2 will be reduced by one month for each full month that Mr. Carney is employed by the Company. After eighteen (18) months following the termination of the Transition Period, the severance benefits described in Section 2 will be reduced to zero and this Agreement shall immediately terminate and be of no further force and effect.

       5.   Definitions and Additional Provisions.
            -------------------------------------

       (a) "Cause" shall mean, and be limited to, (1) dishonesty, (2) willful misconduct in the performance of Mr. Carney's duties, (3) breach of the terms of any confidentiality, non-competition or developments agreement in favor of the Company, or (4) the commission by Mr. Carney of a felony.

       (b) Nothing in this Agreement shall create any obligation on the part of the Company or any other person or entity to continue the employment of Mr. Carney.

       (c) Other than the severance benefits set forth in Section 2 above, Mr. Carney acknowledges that he shall not be entitled to any other salary continuation, severance or other termination benefits in the event of his cessation of employment with the Company.

       (d) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

       (e) This Agreement represents the complete and sole understanding between the parties, supersedes any and all other agreements and understandings, whether oral or written, except for (i) the Noncompetition, Nonsolicitation and Nondisclosure Agreement executed by Mr. Carney in connection with his employment and (ii) the Stock Option Agreements as such Agreements may be modified hereby.

       (f) This Agreement may not be modified, altered or rescinded except upon written consent of the Company and Mr. Carney. This Agreement shall be binding upon and inure to the benefit of the Company and Mr. Carney and their respective heirs, successors and assigns.

       IN WITNESS WHEREOF, the undersigned have each executed this Agreement as an instrument under seal as of the date set forth above.

---------------------
JAMES CARNEY



WORKGROUP TECHNOLOGY CORPORATION, By:




-----------------------                     -------------------------
Stephen J. Gaal                             Ernest C. Parizeau
Director                                    Director

352DMM8675/1.376260.1

                                   EXHIBIT A

Optionee Statement
                                                   Workgroup Technology Corp.

                                                    Exercisable as of  6/23/1997

James M. Carney

  Grant       Grant Type      Granted     Outstanding  Price   Expiration   Vested
  Date
10/5/1995     Incentive Stock  66,666.00    66,666.00  $ 0.30  10/ 5/2005  19,999.00

10/5/1995     Incentive Stock   8,333.00     8,333.00  $ 0.30  10/ 5/2005   2,499.00

10/5/1995     Incentive Stock   8,333.00     8,333.00  $ 0.30  10/ 5/2005   2,499.00

1/26/1996     Incentive Stock   8,333.00     8,333.00  $ 8.50   1/26/2006   2,083.00

4/29/1996     Incentive Stock   8,333.00     8,333.00  $25.75   4/29/2006   1,666.00

Totals              99,998.00               99,998.00                      28,746.00